Exhibit 99.1

ASTROTECH REPORTS THIRD QUARTER OF FISCAL YEAR 2022 FINANCIAL RESULTS

Austin, Texas – May 12, 2022 – Astrotech Corporation (Nasdaq: ASTC) (the “Company” or “Astrotech”) reported its financial results for the third quarter of fiscal year 2022, which ended March 31, 2022.

Astrotech's subsidiary 1st Detect continues sales of its TRACER 1000™ solution, the first and only mass spectrometry-based explosives trace detector (ETD) certified by the European Civil Aviation Conference (ECAC) for air and cargo security, with revenue related to the TRACER 1000 up 161% to $845 thousand for the nine months ended March 31, 2022, compared to the same period one year ago. The TRACER 1000’s near-zero false alarm rate leads to high desirability in the cargo security market, as an alarm can cause costly shutdowns at cargo facilities while the potential threat is investigated. Interest also remains high in the airport checkpoint security market after 1st Detect completed installation of eight TRACER 1000 systems in an airport in the Philippines earlier this year.

At AgLAB, recent successful field trials demonstrated that the AgLAB-1000-D2™ can be used in the distillation process to significantly boost the potency and weight yields of THC and CBD oil manufacturing. This development will allow us to launch a family of “process control” instruments, methods, and solutions that we believe will be very beneficial to many nutraceutical extraction and distillation laboratories.

We announced on February 2, 2022, that Dr. Karim Sirgi, MD, MBA and FCAP has joined BreathTech Corporation as its Chief Science Officer. Dr. Sirgi will help lead our research and development and regulatory efforts as BreathTech looks to commercialize the BreathTest-1000™ to help in the battle against lung infections, including COVID-19 and pneumonia. The BreathTest-1000 is designed to screen for volatile organic compound (VOC) metabolites found in a person’s breath indicating the presence of a lung infection.

“1st Detect has delivered strong revenue growth with revenue up over 100% from last fiscal year, led by continued sales of our TRACER 1000 ETD to the cargo security and passenger checkpoint screening markets. We achieved a key milestone with our first systems installed in the Philippines earlier this year and we look forward to increasing our ability to service our growing list of customers,” stated Thomas B. Pickens III, Chairman and Chief Executive Officer of Astrotech. "We also look forward to delivering the AgLAB-1000 to the market in the near-term as we believe customer interest remains high. Nutraceutical processors are searching for a solution to streamline and automate their extraction and distillation methods as a way to increase their efficiencies and revenues. Finally, our collaboration with Cleveland Clinic to develop the BreathTest-1000 is well underway with clinical trials on the horizon. We believe that the ability of our technology to detect not only COVID-19, but many other diseases that express VOCs through the lungs, will differentiate our product line from any other breath analysis systems," concluded Mr. Pickens.

Third Quarter Fiscal Year 2022 Highlights

Management continues efforts to accelerate growth and optimize resources.

•	Astrotech’s balance sheet remains strong with $55 million in cash and liquid investments which is anticipated to support our expected organic growth and acquisition opportunities.
•	For the third quarter, revenue for the TRACER 1000 is up 80% compared to the same period one year ago, and 161% fiscal year-to-date compared to the same period one year ago.
•	Gross profit increased to 53% for the quarter compared to 15% in the prior period.
•	The AgLAB-1000-D2 has completed its cannabis oil processing field trials with excellent results.
•	The BreathTest-1000 pre-clinical trials are being held at Cleveland Clinic and they will soon be underway with an experienced team assembled to lead the effort.
•	The transition to contract manufacturing by Sanmina is now complete.

About Astrotech Corporation

Astrotech (NASDAQ: ASTC) is a mass spectrometry company that launches, manages, and commercializes scalable companies based on its innovative core technology through its wholly-owned subsidiaries. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. AgLAB is developing chemical analyzers for use in the agriculture market. BreathTech is developing a breath analysis tool to provide early detection of lung diseases. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

About the AgLAB-1000™ and the BreathTest-1000™

This press release contains information about our new products under development, AgLAB-1000 and BreathTest-1000. Product development involves a high degree of risk and uncertainty, and there can be no assurance that our new products will be successfully developed, achieve their intended benefits, receive full market authorization, or be commercially successful. In addition, FDA approval will be required to market BreathTest-1000 in the United States. Obtaining FDA approval is a complex and lengthy process, and there can be no assurance that FDA approval for BreathTest-1000 will be granted on a timely basis or at all.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the severity and duration of the COVID-19 pandemic and its impact on the U.S. and worldwide economy, the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic, the Company’s use of proceeds from the common stock offerings, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, whether the market will accept our products and services and whether we are successful in identifying, completing and integrating acquisitions, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the Company’s most recent Annual Report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact: Jaime Hinojosa, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Tables follow

ASTROTECH CORPORATION

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Revenue	$97	$54	$845	$324
Cost of revenue	46	46	662	287
Gross profit	51	8	183	37
Operating expenses:
Selling, general and administrative	1,476	1,679	4,630	3,408
Research and development	722	669	2,013	2,036
Disposal of corporate lease	—	—	—	544
Total operating expenses	2,198	2,348	6,643	5,988
Loss from operations	(2,147)	(2,340)	(6,460)	(5,951)
Other income and (expense), net	47	(63)	151	(185)
Loss from operations before income taxes	(2,100)	(2,403)	(6,309)	(6,136)
Income tax benefit	—	—	—	—
Net loss	$(2,100)	$(2,403)	$(6,309)	$(6,136)
Weighted average common shares outstanding:
Basic and diluted	47,611	18,171	47,506	14,649
Basic and diluted net loss per common share:
Net loss	$(0.04)	$(0.13)	$(0.13)	$(0.42)
Other comprehensive loss, net of tax:
Net loss	$(2,100)	$(2,403)	$(6,309)	$(6,136)
Available-for-sale securities:
Net unrealized loss	(524)	—	(769)	—
Total comprehensive loss	$(2,624)	$(2,403)	$(7,078)	$(6,136)

ASTROTECH CORPORATION

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	June 30,
	2022	2021
	(Unaudited)	(Note)
Assets
Current assets
Cash and cash equivalents	$28,346	$35,936
Short-term investments	26,580	27,351
Accounts receivable	140	5
Inventory, net:
Raw materials	1,140	1,056
Work-in-process	17	147
Finished goods	341	297
Prepaid expenses and other current assets	579	318
Total current assets	57,143	65,110
Property and equipment, net	917	263
Operating leases, right-of-use assets, net	184	249
Other assets	11	11
Total assets	$58,255	$65,633
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	107	396
Payroll related accruals	899	344
Accrued expenses and other liabilities	859	888
Income tax payable	2	2
Term note payable - related party	500	2,500
Lease liabilities, current	231	81
Total current liabilities	2,598	4,211
Lease liabilities, net of current portion	362	215
Total liabilities	2,960	4,426
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 2,500,000 shares authorized; 280,898 shares of Series D issued and outstanding at March 31, 2022 and June 30, 2021	—	—
Common stock, $0.001 par value, 250,000,000 and 50,000,000 shares authorized at March 31, 2022 and June 30, 2021, respectively; 49,569,113 and 49,450,558 shares issued and outstanding at March 31, 2022 and June 30, 2021, respectively	190,641	190,641
Additional paid-in capital	79,137	77,971
Accumulated deficit	(213,691)	(207,382)
Accumulated other comprehensive loss	(792)	(23)
Total stockholders’ equity	55,295	61,207
Total liabilities and stockholders’ equity	$58,255	$65,633

Note: The balance sheet at June 30, 2021, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by the United States generally accepted accounting principles for complete financial statements.